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                                                                       Exhibit 5
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Possis Medical, Inc.
2905 Northwest Boulevard
Minneapolis, Minnesota 55441

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

          We have acted as counsel to Possis Medical, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") relating to 2,196,500 shares of the Company's common stock, par value $.40 per share (the "Common Stock"), 2,036,500 of which (including 286,500 shares to be subject to the Underwriters' over-allotment option) are authorized but heretofore unissued and 160,000 of which will be sold by certain shareholders of the Company (the "Selling Shareholders").

          We have examined such documents and have reviewed such questions of law as we deemed necessary and appropriate for the purposes of our opinion set forth below. In rendering this opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. We have also assumed for purposes of this opinion that the Common Stock will be priced by the Pricing Committee established by the authorizing resolutions adopted by the Company's Board of Directors in accordance with such resolutions and will be issued and sold as described in the Registration Statement.

          Based on the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Selling Shareholders have been, and the shares of Common Stock to be sold by the Company pursuant to the Registration Statement, upon issuance, delivery and payment therefor as described in the Registration Statement, will be, validly issued, fully paid and nonassessable.

          Our opinion expressed above is limited to the laws of the State of Minnesota.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Dated:  August 22, 1995
                                   Very truly yours,

                                   /s/ Dorsey & Whitney P.L.L.P.
DJL